Exhibit 10.1
INFINERA CORPORATION
2007 EMPLOYEE STOCK PURCHASE PLAN
GLOBAL SUBSCRIPTION AGREEMENT
1.    I hereby elect to participate in the Infinera Corporation 2007 Employee Stock Purchase Plan (the “Plan”) and subscribe to purchase shares of the Common Stock of Infinera Corporation (the “Company”) in accordance with this Subscription Agreement (including any country-specific appendices hereto) (the “Agreement”) and the Plan. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

2.    By enrolling in the Plan and making my online enrollment elections, I hereby authorize payroll deductions from each paycheck in the amount of the elected percentage of my Compensation on each payday (from 0 to 15%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3.    I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that, if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option on the Exercise Date and purchase the maximum number of whole shares of Common Stock under the Plan. I understand that no fractional shares of Common Stock will be purchased. I further understand that any payroll deductions accumulated in my account which are not sufficient to purchase a full share of Common Stock will be refunded to me promptly after a given Exercise Date.

4.    I understand that the option to purchase shares of Common Stock is not transferable and is exercisable only by me during my lifetime.

5.    I understand that I may decrease (but not increase) the rate of my payroll deductions during the Offering Period; provided, however, that I may make only one payroll deduction change during each Offering Period.

6.    I understand that shares of Common Stock purchased for me under the Plan should be issued in my name or in my name and the name of my spouse only.

7.    I acknowledge and agree that, regardless of any action the Company or, if different, my employer (the “Employer”) takes, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to my participation in the Plan and legally applicable to me (“Tax-Related Items”) is and remains my responsibility and may exceed the amount actually withheld by the Company and/or the Employer. I further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of my participation in the Plan, including but not limited to the grant of the option to purchase shares of Common Stock, the purchase of Common Stock, the issuance of the Common Stock purchased, the subsequent sale of Common Stock acquired under the Plan or the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant of the option to purchase shares of Common Stock or any aspect of the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, I acknowledge and agree that, if I am subject to tax in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

I agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items prior to any taxable or tax withholding event, as applicable. In this regard, I authorize the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by withholding from my Compensation. If the obligations for Tax-Related Items cannot be satisfied by withholding from my Compensation as contemplated herein, then I authorize the Company and/or the Employer or their respective agents to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the option, either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization without further consent) or, if such method is problematic under applicable tax or securities law or has materially adverse accounting consequences, by withholding from the shares of Common Stock to be issued upon exercise of the option to purchase shares of Common Stock. I acknowledge and agree that the number of shares of Common Stock sold will be rounded up to the nearest whole share of Common Stock, with a cash refund remitted to me for the value of the shares of Common Stock sold in excess of the Tax-Related Items (and any associated broker or other fees), all pursuant to such procedures as the Administrator may specify from time to time.

Depending on the withholding method, I understand that the Company and/or Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case I may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. I further understand that, if the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, I will be deemed to have been issued the full number of shares of Common Stock acquired on the Exercise Date, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the option to purchase shares of Common Stock and my participation in the Plan.

Finally, I agree to pay to the Company and/or the Employer any amount of the Tax-Related Items that the Company, the Employer and/or any other Subsidiary may be required to withhold or account for as a result of my participation in the Plan that cannot be satisfied by the means previously described. I acknowledge and agree that the Company may refuse to honor the purchase or refuse to deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if I fail to comply with my obligations in connection with the Tax-Related Items.

8.    By participating in the Plan and making my online enrollment elections, I acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and may be amended, altered, suspended or terminated by the Company at any time;

(b)    the grant of the option to purchase share of Common Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(c)    all decisions with respect to future options to purchase shares of Common Stock, if any, will be at the sole discretion of the Company;

(d)    the grant of the option to purchase shares of Common Stock and my participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any other Subsidiary and shall not interfere with the ability of the Company, the Employer or any other Subsidiary to terminate my employment relationship (if any);
(e)    I am voluntarily participating in the Plan;

(f)    the option to purchase shares of Common Stock and the Common Stock, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer and are outside the scope of my employment contract, if any:

(g)    the Plan and the shares of Common Stock purchased under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h)    the Plan and the shares of Common Stock subject to the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past employment or services for the Company, the Employer and/or other Subsidiary;

(i)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(j)    the value of the shares of Common Stock purchased under the Plan may increase or decrease in the future, even below the Purchase Price;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the option to purchase shares of Common Stock under the Plan resulting from termination of my employment with the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any);

(l)    in the event of termination of my employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), unless otherwise provided in the Plan or determined by the Company, my right to participate in the Plan and my option to purchase shares of Common Stock, if any, will terminate effective as of the date I cease to actively provide services and will not be extended by any notice period (e.g., employment would not include any contractual notice or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any); the Company shall have exclusive discretion to determine when I am no longer actively employed for purposes of my option; and

(m)     unless otherwise agreed with the Company, the Plan and the shares of Common Stock subject to the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service I may provide as a director of any Subsidiary;

(n)     the following provisions apply only if I am providing services outside the United States:

(A)    the Plan and the shares of Common Stock subject to the Plan are not part of normal or expected compensation or salary for any purpose; and

(B)    neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between my local currency and the United States Dollar that may affect the value of the shares of Common Stock or any amounts due pursuant to the purchase of the shares or the subsequent sale of any shares of Common Stock purchased under the Plan.

9.    I understand that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding my participation in the Plan, or my acquisition or sale of the underlying Common Stock. I should therefore consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

10.    By participating in the Plan and making my online enrollment elections, I hereby explicitly and unambiguously acknowledge the collection, use and transfer, in electronic or other form, of my personal data as described in this Agreement and any other Plan participation materials by and among, as applicable, the Company, the Employer and any other Subsidiary for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that the Company and the Employer may hold certain personal information about me, including, but not limited to, my name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options under the Plan or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested, or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that Data will be transferred to E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than my country.

I understand that, if I reside outside the United States, I may request a list with the names and addresses of any potential recipients of Data by contacting my local human resources representative. I authorize the Company, E*TRADE Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that, if I reside outside the United States, I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing my consent is that the Company would not be able to grant me the option to purchase shares of Common Stock under the Plan or other equity awards or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Finally, upon request of the Company or the Employer, I agree to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from me for the purpose of administering my participation in the Plan in compliance with the data privacy laws in my country, either now or in the future. I understand and agree that I will not be able to participate in the Plan if I fail to provide any such consent or agreement requested by the Company and/or the Employer.

11.    I acknowledge that I am proficient in the English language and understand the content of this Agreement and other materials related to the Plan. I understand that if I have received this Agreement, or any other document related to this Agreement and/or the Plan, translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

12.    I acknowledge and agree that the option to purchase shares of Common Stock shall be subject to any special provisions set forth in the Appendix for my country, if any. I further acknowledge and agree that if I relocate to one of the countries included in the Appendix during the Offering Period, the special provisions for such country shall apply to me to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

13.    This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

14.    I understand that the Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon me, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

15.    I understand that the Company may, in its sole discretion, decide to deliver any documents related to the Plan by electronic means or request my consent to participate in the Plan by electronic means. I hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.    I understand that in the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
17.    I acknowledge that, depending on my country or broker’s country, or the country in which the shares of Common Stock are listed, I may be subject to insider-trading restrictions and/or market-abuse laws in applicable jurisdictions, which may affect my ability to accept, acquire, sell or attempt to sell, or otherwise dispose of shares of Common Stock, rights to shares of Common Stock or rights linked to the value of shares of Common Stock, during such times as I am considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions, including the United States and my country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders I placed before possessing inside information. Furthermore, I may be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis) and (b) “tipping” third parties or causing them to otherwise buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. I am responsible for complying with any applicable restrictions, so I should speak to my personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in my country.

18.    I acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect my ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares acquired under the Plan) in a brokerage or bank account outside my country. I may be required to report such accounts, assets or transactions to the tax or other authorities in my country. I also may be required to repatriate sale proceeds or other funds received as a result of my participation in the Plan to my country through a designated bank or broker within a certain time after receipt. I acknowledge that it is my responsibility to be compliant with such regulations, and will consult my personal legal advisor for any details.

19.    I understand that this Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where the option to purchase shares of Common Stock is made and/or to be performed.

20.    The Company reserves the right to impose other requirements on my participation in the Plan to the extent the Company determines it is necessary or advisable for legal or administrative reasons and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.    I acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by me or any other participant.
22.    I hereby agree to be bound by the terms of the Plan. The effectiveness of this Agreement is dependent upon my eligibility to participate in the Plan.
23.    I UNDERSTAND THAT THIS AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED PURSUANT TO THE PLAN OR THIS AGREEMENT.